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                                                                    EXHIBIT 99.5

           Newbridge Networks to Acquire Stanford Telecommunications

     Further Strengthens Industry Leadership in Broadband Wireless Market

KANATA, Ontario and SUNNYVALE, California, June, 22, 1999 Newbridge Networks (NYSE: NN; TSE: NNC) today announced it has signed a definitive agreement to acquire Stanford Telecommunications, Inc. (STII: Nasdaq), a leading supplier of key broadband wireless technology and products.

The boards of directors of Newbridge Networks and Stanford Telecommunications have approved an agreement and plan of merger, subject to conditions including approval by Stanford Telecom's stockholders, whereby Newbridge will acquire all of the outstanding shares of common stock of Stanford Telecom in a tax-free, stock-for-stock exchange.

After proceeds from the divestiture of unrelated businesses, the Stanford Telecom acquisition is expected to have a net cost to Newbridge of approximately US$280 million. The parties expect to close the transaction by November of this year. In addition to being subject to the approval of Stanford Telecom's stockholders, the transaction is conditional on the execution of a definitive agreement for the sale of the other operations, receipt of regulatory approvals and other customary closing conditions. The transaction will be accounted for under the purchase method of accounting.

Under the agreement Stanford Telecom stockholders will receive for each share of common

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Newbridge Networks to Acquire Stanford Telecommunications             page 2

stock US$30 in Newbridge stock plus a contingent value right (CVR) which will give them a participation in the proceeds on the sale of other operations above a minimum amount. This participation will also be payable in the form of Newbridge common shares. The CVR may have a value of up to US$5 per share.

For the purpose of this transaction, the value of a Newbridge common share shall equal the ten-day average closing price on the NYSE, ending on the fifth trading day immediately preceding Stanford Telecom's stockholder vote, expected in October. If the Newbridge stock price, pursuant to this calculation, is below US$24 and Newbridge does not exercise its right to adjust the exchange ratio, Stanford Telecom's board will be permitted to terminate the Agreement.

Upon closing, Newbridge intends to retain the Wireless Broadband Products group, which currently forms part of Stanford Telecom's wholly-owned subsidiary Stanford Telecom Wireless Broadband, Inc., and other associated groups, which are presently held in Stanford Telecom's Base Business Operations. Stanford Telecom and Newbridge have agreed that Stanford Telecom's other operations, including SATCOM Ground Systems, Communications Systems Integration, Applied Technology Operation, Advanced Communications Systems and Manufacturing and Quality Assurance, will be sold to third parties.

Pursuant to the merger agreement, Stanford Telecom has also granted Newbridge an option to acquire a non-exclusive license to its broadband wireless technology which would be exercisable under a change of control of Stanford Telecom.

"Newbridge moved into the broadband wireless market space last year and at that time we expressed a conservative view of the potential revenue from this business," said Alan Lutz, president and chief operating officer, Newbridge Networks. "Since then we have won 15 new customer contracts, we have been selected for 13 additional field trials, and we are in discussions with 30 potential new customers. By acquiring Stanford Telecom, we have acquired access to the source of the time division multiple access (TDMA) technology which contributes to differentiating our product offering from the competition.

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Newbridge Networks to Acquire Stanford Telecommunications             page 3

"Under the acquisition, which we expect will be break-even in the first year and accretive to Newbridge earnings thereafter, on an operating basis, excluding goodwill. Newbridge will retain Stanford Telecom's Wireless Broadband Products group, Telecommunications Components Products group and the Satellite Personal Communications group. The Newbridge wireless development team in Sunnyvale will become a center of excellence for broadband wireless technologies, including development of multiple access wireless modems, highly integrated subscriber units and custom ASICs.

"Newbridge and Stanford Telecom have enjoyed a long-standing, successful relationship. Stanford Telecom's unique technology has been integrated into the comprehensive Newbridge LMDS solution," continued Mr. Lutz. "By acquiring Stanford Telecom, Newbridge further extends its leadership position in the broadband wireless market. We deliver the industry's most powerful solution, extending from the broadband network core to the customer premise. This enables service providers to reduce capital outlay and enhance network performance, while capitalizing on the steep demand for broadband wireless services through a solution with quality and reliability equal to or better than that available over wireline facilities, such as fiber."

"Newbridge knows the Stanford Telecom team the people, the culture and the technology and Stanford Telecom knows the Newbridge team," said Dr. Val P. Peline, president and chief executive officer, Stanford Telecommunications. "Marrying the strengths of the two companies delivers the industry leading solution from a single vendor that immediately addresses a substantial global market opportunity."

This news release may include certain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. Newbridge cautions that, among other things, in view of the rapid technological changes in the networking industry, if technologies or standards supported by Newbridge products or common carrier service offerings based on Newbridge products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be adversely affected. Additional information identifying risks and

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Newbridge Networks to Acquire Stanford Telecommunications             page 4

uncertainties is contained in most recent Newbridge Form 10-Q quarterly report and Form 10-K annual report filed with the SEC.

Stanford Telecom designs, manufactures and markets advanced digital communications products and systems to establish or enhance communications via terrestrial wireless, satellites and cable. Stanford Telecom's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, radio frequency (RF) antennas and converters, software and firmware, asynchronous transfer mode design and advanced manufacturing techniques and processes. Stanford Telecom was founded in 1973, maintains headquarters in Sunnyvale, California and employs over 1,000 people at its various locations throughout the United States. News and information are available at www.stelhq.com.

Newbridge Networks designs, manufactures, markets and services wide area networking solutions for Internet service providers; local, long-distance, and wireless communications companies; cable television carriers; and enterprise customers in more than 100 countries. The Company leverages its relationship with more than 20 Newbridge Affiliate companies and strategic alliances with numerous other networking companies to deliver complete, end-to-end solutions. Newbridge customers include the world's 350 largest telecommunications service providers and more than 10,000 corporations, government organizations and other institutions. Founded in 1986, the Company employs more than 6,000 people on six continents. News and information are available at www.newbridge.com.
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Newbridge and logo are registered trademarks of Newbridge Networks Corporation.

Stanford Telecom and Stanford Wireless Broadband are registered trademarks of Stanford Telecommunications Inc.

Newbridge Networks and Stanford management will be hosting a conference call on Tuesday, June 22nd at 5:30 p.m. Eastern Daylight Time.

Telephone Conference Call
Please call in 10 minutes prior to the start of the call
North America: 1-800-553-3709
International: 1-303-267-1007

Audio Web Cast (listen only mode)
Newbridge web site: www.newbridge.com